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                                    AGREEMENT

                  THIS AGREEMENT is made as of the 22nd day of August, 1996 by and among Brandywine Realty Trust, a Maryland real estate investment trust (the "Trust"), Safeguard Scientifics, Inc., a Pennsylvania corporation ("SSI"), and Safeguard Scientifics (Delaware), Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of SSI (SSI and Sub are collectively referred to herein as the "Holder").

                  WHEREAS, as of the date hereof, Sub is acquiring 775,000 common shares of beneficial interest, par value $.01 per share ("Common Shares"), of the Trust, warrants exercisable for an additional 775,000 Common Shares and additional securities convertible under certain circumstances into Common Shares; and

                  WHEREAS, the Trust desires to obtain from the Holder, and the Holder desires to obtain from the Trust, certain agreements, as set forth herein.

                  NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Nomination of Designees to the Board. During the term hereof, but only for so long as Richard M. Osborne ("RMO") and the Richard M. Osborne Trust ("RMO Trust") are collectively the beneficial owners of at least ten percent (10%) of the outstanding Common Shares, the Holder agrees to vote its Common Shares for the election of either RMO or, in the discretion of RMO, any person designated by RMO and who is reasonably acceptable to a majority of the Board of Trustees of the Trust to the Board of Trustees at each annual meeting of shareholders of the Trust at which elections to the Board of Trustees are to be held, provided that such agreement of the Holder shall terminate in the event (i) of the occurrence of any matter relating to RMO or such designee that would require disclosure by the Trust in any filing to be made by it with the Securities and Exchange Commission of any of the events enumerated in Item 401(f) of Regulation S-K, as now in effect or as amended from time to time (an "Item 401(f) Occurrence") or (ii) RMO or such designee takes any action which could reasonably be expected to have a material adverse effect on the Trust. For purposes of this Agreement, beneficial ownership shall be determined in the manner prescribed by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the term hereof, but only for so long as the Holder is the beneficial owner of at least ten percent (10%) of the outstanding Common Shares, the Company will cause three individuals designated by the Holder to be nominated for election to the Board of Trustees provided that (i) no Item 401(f) Occurrence has occurred with respect to any such individual, (ii) no such individual has taken any action which could reasonably be expected to have a material adverse effect on the Trust, and (iii) each such individual is reasonably acceptable to a majority of the Board of Trustees. The initial




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designees of the Holder are Warren V. Musser, Anthony A. Nichols, Sr. and
Walter D'Allessio.

                  2. Proxy Solicitations. During the term hereof, without the consent of a majority of the independent members of the Board of Trustees, Holder agrees that it will not: (i) make or participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A promulgated pursuant to the Exchange Act) or become a "participant" in any "election contest" (as such terms are used in Regulation
14A) with respect to the Trust, (ii) seek to encourage any third person to vote Common Shares in opposition to the recommendation of a majority of the Board of Trustees, (iii) propose any change in the Declaration of Trust of the Trust or
(iv) assist any attempt by any other person or entity to do any of the foregoing. During the term hereof, if the Holder learns of any efforts by any third party to (i) make or participate in, directly or indirectly, any solicitation of proxies or become a participant in any election contest with respect to the Trust, (ii) encourage any third person to vote Common Shares in opposition to the recommendation of a majority of the Board of Trustees, (iii) propose any change in the Declaration of Trust or (iv) assist any person or entity to do any of the foregoing, the Holder will promptly inform the Board of Trustees.

                  3. Voting of Common Shares. During the term hereof, and except as otherwise required by Section 1 hereof, the Holder agrees to vote all Common Shares beneficially owned by it in accordance with the recommendations of a majority of the Board of Trustees on any matter submitted to a vote of shareholders other than on any of the following matters: (i) a merger, consolidation or liquidation of the Trust or a sale by the Trust of all or substantially all of its assets and (ii) any amendment to the Declaration of Trust of the Trust which, in the reasonable judgment of a majority of the Board of Trustees, adversely affects the rights of shareholders. In any event, during the term hereof, the Holder agrees to vote all Common Shares beneficially owned by it in favor of any financing for which shareholder approval is sought, including without limitation, any financing having the terms referenced in clause (ii) of the first sentence of Section 7(a), provided that the financing is recommended by a majority of the Board of Trustees.

                  4. Restrictions on Dispositions. During the term hereof, the Holder shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of any Common Shares except: (i) in transactions under Rule 144 promulgated under the Securities Act of 1933, as amended; (ii) in a private transaction to any person who is not then a business competitor of the Trust and who, immediately following the transaction, would own less than five percent (5%) of the outstanding Common Shares; (iii) in response to a bona fide tender or exchange offer by a third party for at least 80% of the outstanding Common Shares and supported by a majority of the Board of Trustees; or (iv) in a merger or


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statutory share exchange pursuant to which ownership of the Trust is acquired by a third party. Notwithstanding the foregoing, during the term hereof, Holder may transfer up to 52,000 Common Shares to Anthony A. Nichols, Sr. (subject to adjustment for stock splits, stock dividends and reverse stock splits) so long as Mr. Nichols holds such Common Shares subject to the same restrictions applicable to them while they were owned by the Holder. During the term hereof, the Holder agrees to enter into a customary "lock-up" letter upon the request of the underwriters in connection with any public equity offering described in
Section 7a(ii) by the Trust, provided that (i) the duration thereof does not extend for more than 365 days following the effective date of the applicable registration statement and (ii) all other holders of in excess of ten percent (10%) of the Common Shares and all Trustees and executive officers of the Trust execute a substantially similar letter.

                  5. REIT Status. During the term hereof, the Holder agrees not to pursue any action which may disqualify the Trust's status as a real estate investment trust under the Internal Revenue Code of 1986.

                  6. Legend. During the term hereof, the Trust may cause any certificates evidencing Common Shares beneficially owned by the Holder to bear a legend indicating the existence of this Agreement.

                  7. Term.

                           a.       The term of this Agreement shall be for a
period ending on the earlier of the (i) third anniversary of the date of this Agreement or (ii) completion by the Trust of a public or private equity offering yielding (a) at least $35.0 million of net proceeds to the Trust at a price per share at least equal to the per share book value of the Common Shares as of the end of the most recently preceding quarter or (b) at least $25.0 million of net proceeds, but less than $35.0 million of net proceeds, at a price per share of at least $5.50.

                           b.       Upon expiration or termination of the term,
all rights and obligations of the parties hereto shall terminate, except for any rights arising out of the breach by a party hereto of its obligations hereunder.

                  8. Specific Performance and Remedies. The parties to this Agreement acknowledge and agree that irreparable damage would occur to the aggrieved party in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and acknowledge and agree that termination of this Agreement and monetary damages would not provide adequate remedies. It is accordingly agreed that each of the parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court


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of the United States in addition to any other remedy to which it may be entitled at law or in equity, including, without limitation, monetary damages.

                  9. Expenses. All fees and expenses incurred by any party hereto shall be borne by the party incurring them; provided that if any party incurs expenses in an effort to enforce compliance by another party of its obligations hereunder and prevails in such effort, the prevailing party shall be entitled to recover such expenses from such other party.

                  10. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but may be amended only by an instrument in writing signed by each of the parties hereto.

                  11. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such executed counterpart shall be, and shall be deemed, an original instrument, and all such executed counterparts shall be deemed to be one and the same instrument.

                  12. Notices. All notices given hereunder shall be in writing and delivered personally, or sent by telex, telecopier or registered mail, postage prepaid, or by overnight delivery service, if to:

                            The Trust
                            ---------
                            Two Greentree Centre
                            Suite 100
                            Marlton, NJ 08053
                            Telecopier No. (609) 797-0425

                            The Holder
                            ----------
                            800 The Safeguard Building
                            435 Devon Park Drive
                            Wayne, PA  19087

or to such other address, or such telex or telecopier number, as any party may, from time to time, designate in a written notice given in like manner. Notice given by overnight delivery service shall be deemed delivered on the day following the date the same is accepted for next day delivery by said service. Notice delivery by telecopier shall be deemed to be delivered when transmitted. Notice delivered personally shall be deemed to be delivered when delivered to the addressee.

                  13. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of


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the State of Maryland, without reference to the conflict of laws principles thereof.

                  14. Headings. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                  15. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  16. Severability. If any clause, provision or section of this Agreement is held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the applicable party hereto to the full extent permitted by law.

                  17. Restriction on Certain Amendments. During the term hereof, the Trust agrees that it will not make any amendment to that certain Agreement dated as of March 20, 1996 among the Trust, RMO and the RMO Trust (the "RMO Agreement") without either making a corresponding amendment to this Agreement or obtaining the consent of the Holder and the Trust will not make any amendment to this Agreement without either making a corresponding amendment to the RMO Agreement or obtaining the consent of RMO.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             BRANDYWINE REALTY TRUST


                                             By:__________________________
                                                      President

                                             SAFEGUARD SCIENTIFICS, INC.


                                             By:__________________________
                                                 Vice President


                             [EXECUTIONS CONTINUED]


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                                          SAFEGUARD SCIENTIFICS
                                            (DELAWARE), INC.



                                          By:__________________________
                                              Vice President


                  The undersigned hereby acknowledges the provisions of Section 17 hereof.

                                            THE RMO TRUST



                                       By:_________________________
                                          Title:  Trustee




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